Exhibit 99.3

Contacts:
SAExploration Holdings, Inc.	The Equity Group Inc.
Brent Whiteley	Devin Sullivan
Chief Financial Officer and General Counsel	Sr. Vice President
713-816-6392	212-836-9608
bwhiteley@saexploration.com	dsullivan@equityny.com

Thomas Mei
Associate
212-836-9614
tmei@equityny.com

FOR IMMEDIATE RELEASE

SAEXPLORATION HOLDINGS, INC. TO COMMENCE TRADING UNDER

NEW STOCK SYMBOL

CALGARY, AB – June 25, 2013 - SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB:TMRGW)(“SAE” or the “Company”) today announced that, effective with the commencement of trading on June 25, 2013, the Company’s common stock will begin trading on the NASDAQ Capital Market under the new symbol SAEX. The common stock had previously traded on the NASDAQ Capital Market under the symbol TRIO. The change in the stock symbol follows the completion of the merger between SAE and Trio Merger Corp. on June 24, 2013.

The Company’s warrants will continue trading on the OTCBB under the current symbol TMRGW. The Company expects the warrant symbol to be changed shortly and will announce the new symbol as soon as practicable.

About SAExploration Holdings, Inc.

SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. The Company services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE’s website is www.saexploration.com.

Forward Looking Statements

This press release includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE’s business. These risks, uncertainties and contingencies include: fluctuations in the levels of exploration and development activity in the oil and gas industry; business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which SAE is engaged; fluctuations in customer demand; changes in scope or schedule of customer projects; termination of contracts at the convenience of clients; management of rapid growth; intensity of competition from other providers of seismic acquisition services; general economic conditions; geopolitical events and regulatory changes; and other factors set forth in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.